PRESS RELEASE



CONTACT: Brent M. Giles
         President and Chief Executive Officer
         Liberty Bancorp, Inc.
         BGiles@LibertySB.com
         --------------------
         (816) 781-4822

                                  JULY 21, 2006

                     LIBERTY SAVINGS BANK, F.S.B. COMPLETES
                             SECOND-STEP CONVERSION
(UPON COMPLETION OF CONVERSION, LIBERTY SAVINGS BANK, F.S.B. TO CHANGE ITS NAME
 TO BANKLIBERTY; LIBERTY BANCORP, INC. TO TRADE UNDER THE TICKER SYMBOL "LBCP")

LIBERTY, MISSOURI - Liberty Savings Bank, F.S.B. (OTCBB: LBTM.OB-News), now the wholly owned subsidiary of Liberty Bancorp, Inc. (the "Company"), announced today that it has completed its conversion from the mutual holding company form of organization to the stock form of organization (the "second-step conversion"). Upon the completion of the second-step conversion, Liberty Savings Bank, F.S.B. changed its name to BankLiberty.

Trading of Company common stock is expected to begin on the Nasdaq Capital Market on July 24, 2006 under the ticker symbol "LBCP."

A total of 2,807,383 shares of common stock were sold in the stock offering at the price of $10.00 per share. In addition, a total of approximately 1,952,790 shares will be issued to existing minority shareholders of Liberty Savings Bank, F.S.B., which represents an exchange ratio of 3.5004. Total shares outstanding after the stock offering and the exchange will be approximately 4,760,173 shares.

Liberty Bancorp, Inc. is headquartered in Liberty, Missouri and operates BankLiberty with six banking centers servicing the communities of Clay, Clinton, Platte and Jackson Counties in Missouri. For more information regarding the Bank's products and services, please visit www.banklibertykc.com.